Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated November 24, 2021

Registration No.  333-256258

Naked Brand Group Limited Announces December 21, 2021 Extraordinary General Meeting to Approve Acquisition of Cenntro Automotive Group

Extraordinary General Meeting of Naked Brand Group Shareholders to Approve the Proposed Acquisition of Cenntro Automotive Group Will be Held on 10:00am (AEDT), Tuesday, December 21, 2021 / 6:00pm (EST), Monday, December 20, 2021

Shareholders, as of the Close of Business on the Record Date of 10:00am (AEDT), Tuesday, December 21, 2021 / 6:00pm (EST), Monday, December 20, 2021, are Encouraged to Vote Their Shares.

Naked Brand Group Non-Executive Directors Recommend Shareholders Vote “FOR” the Transaction Resolutions at the Extraordinary General Meeting.

For More Information, Naked Brand Group Shareholders Are Encouraged to Carefully Read the Entire Notice of Extraordinary General Meeting Filed in Connection with the Proposed Acquisition.

SYDNEY, AUSTRALIA and FREEHOLD, NJ - November 24, 2021 - Naked Brand Group Limited (ACN 619 054 938) (NASDAQ: NAKD) (“Naked” or the “Company”) today announced that the extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) to approve the acquisition of Cenntro Automotive Group (“Cenntro”), a commercial EV technology company, is scheduled to be held on 10:00am (AEDT), Tuesday, December 21, 2021 / 6:00pm (EST), Monday, December 20, 2021. The Extraordinary General Meeting will be held in person at BDO Sydney, Level 11, 1 Margaret Street, Sydney NSW 2000, Australia.

Holders of Naked’s shares at the record date of 10:00am (AEDT), Tuesday, December 21, 2021 / 6:00pm (EST), Monday, December 20, 2021 are entitled to notice of the Extraordinary General Meeting and to vote by proxy or in person at the Extraordinary General Meeting.

Naked has filed the Notice of Extraordinary General Meeting relating to its acquisition of Cenntro (the “Notice”) with the U.S. Securities and Exchange Commission (the “SEC”) and will begin mailing it or a Notice of Availability of Proxy Materials to shareholders around November 26, 2021 (EST). The applicable notice is being mailed to Naked shareholders of record as of the close of business on November 17, 2021.

Shareholders will be able to submit a question in advance of the meeting via email or mail to the Company, or live during the meeting if attending in person. If the transaction resolutions at the Extraordinary General Meeting are approved, the parties anticipate that the acquisition of Cenntro will close shortly thereafter, subject to the satisfaction or waiver, as applicable, of all other closing conditions.

Every shareholder’s vote matters, regardless of the number of shares held. Accordingly, Naked encourages shareholders to vote by submitting their proxies as soon as possible and by no later than 10:00am (AEDT) on Sunday, December 19, 2021/6:00pm (EST) on Saturday, December 18, 2021, to ensure that the shareholder’s shares will be represented at the Extraordinary General Meeting. Proxies may be submitted by internet or mail. Votes submitted by mail must be received by 10:00am (AEDT) on Sunday, December 19, 2021/6:00pm (EST) on Saturday, December 18, 2021. Additional instructions may be found in the Notice and on the proxy card. Naked’s non-executive directors recommend that shareholders vote “FOR” the acquisition of Cenntro and the other transaction resolutions at the Extraordinary General Meeting. Shareholders who hold shares in “street name” (i.e., those shareholders whose shares are held of record by a broker, bank, or other nominee) should contact their broker, bank, or nominee to ensure that their shares are voted.

The Extraordinary General Meeting materials, including the Notice, will be available at our corporate website, ir.nakedbrands.com. Shareholders may also obtain a copy of these materials and the proxy card, free of charge, by contacting Continental Proxy Services by mail at 1 State Street, New York NY 10004, by email at proxy@continentalstock.com including the Company name and the shareholder’s control number in the subject line, or by logging on to www.cstproxy.com/nakedbrands/egm2021.

Naked recently hosted a webcast on Monday, November 8, 2021, to discuss the proposed acquisition of Cenntro. Mr. Davis-Rice, Mr. Wang and Cenntro Automotive Group Executive Vice President and Chief Marketing Officer Marianne McInerney hosted the webcast. A link to the webcast of the presentation is available on the Naked investor relations website here.

Transaction Overview

The shareholders of Naked immediately after the conclusion of the acquisition of Cenntro will own approximately 30% of the combined company, and the shareholders of Cenntro’s parent will own approximately 70%, on a fully diluted basis. Upon closing, the combined group is expected to have $282 million in cash, inclusive of the $30 million loan described below.

Naked has also provided Cenntro a $30 million secured loan to provide additional working capital to meet its substantial backlog pending closing of the proposed acquisition of Cenntro.

The boards of directors of both Naked and Cenntro’s parent have unanimously approved entry into the Proposed Transaction. The Proposed Transaction remains subject to approval by Nasdaq and the shareholders of the Company and Cenntro’s parent, and to the Company having at least US$282 million in cash immediately prior to the closing (inclusive of the $30 million Cenntro loan). On November 10, 2021, the draft Notice of Meeting was lodged with ASIC (an Australian regulatory body) in accordance with ASIC regulatory guidance which requires the draft to be lodged at least 14 days prior to despatch.

The Company has entered into an equity distribution agreement with Maxim Group LLC and has completed a private placement of ordinary shares and warrants to finance any shortfall to meet the minimum cash requirement.

The Company has filed a registration statement (including a prospectus) with the SEC and is filing a prospectus supplement for the offering contemplated by the equity distribution agreement. Before you invest, you should read the prospectus in that registration statement, including the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the agent for the offering will arrange to send you the prospectus if you request it by e-mailing syndicate@maximgrp.com.

Please refer to the Company’s Form 6-K filed with the Securities and Exchange Commission (SEC) for additional information available at www.sec.gov and on the Company’s investor relations website at ir.nakedbrands.com.

About Naked Brand Group Limited

Naked Brand Group Limited (NASDAQ: NAKD) is a leading e-commerce business in intimate apparel. The company is the exclusive seller and marketer of renowned intimate apparel brand Fredericks of Hollywood via its online store www.fredericks.com. For more information about the company, please visit www.nakedbrands.com.

About Cenntro Automotive Group:

A commercial EV technology company with advanced, market-validated commercial vehicles. Cenntro leads transformation in the auto industry through scalable, decentralized production and fully digitalized autonomous driving solutions empowered by the Cenntro iChassis. Cenntro has sold and delivered 3300 commercial EV in more than 26 countries as of Dec 2020. For more information about the company, please visit www.cenntroauto.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements may be, but need not be, identified by words such as “may,’’ “believe,’’ “anticipate,’’ “could,’’ “should,’’ “intend,’’ “plan,’’ “will,’’ “aim(s),’’ “can,’’ “would,’’ “expect(s),’’ “estimate(s),’’ “project(s),’’ “forecast(s)’’, “positioned,’’ “approximately,’’ “potential,’’ “goal,’’ “pro forma,’’ “strategy,’’ “outlook’’ and similar expressions. Examples of forward-looking statements include, among other things, statements regarding the deployment of capital and future acquisitions. All such forward-looking statements are based on management’s current beliefs, expectations and assumptions, and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the following: our inability to consummate the Proposed Transaction, including due to the failure to satisfy any closing conditions that are set forth in the definitive agreement; our ability to successfully integrate the operations of the acquired business and to maximize expected synergies; our ability to realize the expected benefits of the Proposed Transaction; and other risks and uncertainties set forth under “Risk Factors’’ in our Annual Report on Form 20-F for the fiscal year ended January 31, 2021 and in our other filings with the Securities and Exchange Commission. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Investor Contact:

Chris Tyson
MZ North America
chris.tyson@mzgroup.us
949-491-8235